EXHIBIT (a)(1)(ii)

COMPUTERSHARE TRUST COMPANY OF NEW YORK Wall Street Station P.O. Box 1010 New York, New York 10268-1010 tel (212) 701-7600

Offer to Purchase for Cash
by
HICKOK INCORPORATED
(formerly THE HICKOK ELECTRICAL INSTRUMENT COMPANY)
of
All Class A Common Shares, $1.00 Par Value,
Held by Holders of 99 or Fewer Shares
at
$10.00 per Share
THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

August 11, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Hickok Incorporated, an Ohio corporation ("HICKOK"), has appointed us to act as the Depositary in connection with its offer to purchase for cash all of its Class A common shares, par value $1.00 per share, held by shareholders that own 99 or fewer shares, at $10.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated August 11, 2004, and in the related Letter of Transmittal which, as may be amended and supplemented from time to time, together constitute the tender offer.

All shares properly tendered before the "expiration date" (as defined in "Terms of the Offer -- Expiration and Extension of the Offer" of the Offer to Purchase) will be purchased by HICKOK at the purchase price, net to the seller in cash without interest, upon the terms and subject to the conditions of the tender offer. .

On the terms and subject to the conditions of the tender offer HICKOK will buy shares from all shareholders who own beneficially or of record, an aggregate of 99 or fewer than 100 shares who properly tender all their shares before the expiration date.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "TERMS OF THE OFFER – NO WITHDRAWAL RIGHTS" AND "TERMS OF THE OFFER – CONDITIONS TO THE OFFER." OF THE OFFER TO PURCHASE

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated August 11, 2004;

2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

3. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 30, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

HICKOK will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than fees to the Depositary as described in "Terms of the Offer – Fees and Expenses" of the Offer to Purchase) for soliciting tenders of shares under the tender offer. HICKOK will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of HICKOK or the Depositary for purposes of the tender offer. HICKOK will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the "Terms of the Offer – Purchase and Payment" of the Offer to Purchase or Instruction 5 in the Letter of Transmittal.

For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer as set forth in "Terms of the Offer – Procedures for Tendering Shares" of the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent’s message" (as defined in the Offer to Purchase) in the case of book-entry transfer and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City Time, on the expiration date by the Depositary at its address set forth on the back cover page of the Offer to Purchase.

Neither HICKOK or its board of directors nor the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares. Shareholders must make their own decision as to whether to tender shares.

Any inquiries you may have with respect to the tender offer should be addressed to Computershare Trust Company of New York, or to Hickok Incorporated at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from Hickok Incorporated by calling them at: (800) 342-5080. Please ask for the Shareholder Offer Desk.

Very truly yours,

COMPUTERSHARE TRUST COMPANY OF NEW YORK

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HICKOK, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.